Exhibit 10.9

JPMorgan Chase Bank, National Association

London Branch

25 Bank Street

Canary Wharf

London E14 5JP

England

February 9, 2015

To:	Wright Medical Group, Inc.

1023 Cherry Road

Memphis, TN 38117

Attention: James A. Lightman | Sr. Vice President, General Counsel and Secretary

Telephone No.: (901) 867-4743

Facsimile No.: (901) 867-4398

Re:	Base Warrants

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Warrants issued by Wright Medical Group, Inc. (“Company”) to JPMorgan Chase Bank, National Association, London Branch (“Dealer”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements with respect to the Transaction and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer and Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the

2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Company had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine), and (ii) the election of US Dollars (“USD”) as the Termination Currency) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. The parties acknowledge that the Transaction to which this Confirmation relates is not governed by, and shall not be treated as a transaction under, any other ISDA Master Agreement entered between the parties from time to time.

2. The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	February 9, 2015

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Warrants:	Equity call warrants, each giving the holder the right to purchase a number of Shares equal to the Warrant Entitlement at a price per Share equal to the Strike Price, subject to the terms set forth under the caption “Settlement Terms” below. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:	European

Seller:	Company

Buyer:	Dealer

Shares:	The common stock of Company, par value USD 0.01 per Share (Exchange symbol “WMGI”).

Number of Warrants:	5,344,994. For the avoidance of doubt, the Number of Warrants shall be reduced by any Warrants exercised or deemed exercised hereunder. In no event will the Number of Warrants be less than zero.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 40.0000.

Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD 25.19, except for any adjustment pursuant to the terms of this Confirmation and the Equity Definitions in connection with stock splits or similar changes to Issuer’s capitalization.

Premium:	USD 22,539,000.00

Premium Payment Date:	February 13, 2015

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Procedures for Exercise.

Expiration Time:	The Valuation Time

Expiration Dates:	Each Scheduled Trading Day during the period from, and including, the First Expiration Date to, but excluding, the 200th Scheduled Trading Day following the First Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such date; provided that, notwithstanding anything to the contrary in the Equity Definitions, if any such date is a Disrupted Day, the Calculation Agent shall make adjustments, if applicable, to the Daily Number of Warrants or shall reduce such Daily Number of Warrants to zero for which such day shall be an Expiration Date and shall designate a Scheduled Trading Day or a number of Scheduled Trading Days as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the originally scheduled Expiration Date; and provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last scheduled Expiration Date under the Transaction, the Calculation Agent shall have the right to declare such Scheduled Trading Day to be the final Expiration Date and the Calculation Agent shall determine its good faith estimate of the fair market value for the Shares as of the Valuation Time on that eighth Scheduled Trading Day or on any subsequent Scheduled Trading Day, as the Calculation Agent shall determine using commercially reasonable means.

First Expiration Date:	May 15, 2020, (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to Market Disruption Event below.

Daily Number of Warrants:	For any Expiration Date, the Number of Warrants that have not expired or been exercised as of such day, divided by the remaining number of Expiration Dates (including such day), rounded down to the nearest whole number, subject to adjustment pursuant to the provisos to “Expiration Dates”.

Automatic Exercise:	Applicable; and means that for each Expiration Date, a number of Warrants equal to the Daily Number of Warrants for such Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the words “Scheduled Closing Time” in the fourth line thereof.

Valuation Terms.

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in good faith and in its reasonable discretion.

Valuation Date:	Each Exercise Date.

Settlement Terms.

Settlement Method:	Net Share Settlement.

Net Share Settlement:	On the relevant Settlement Date, Company shall deliver to Dealer a number of Shares equal to the Share Delivery Quantity for such Settlement Date to the account specified herein free of payment through the Clearance System, and Dealer shall be treated as the holder of record of such Shares at the time of delivery of such Shares or, if earlier, at 5:00 p.m. (New York City time) on such Settlement Date, and Company shall pay to Dealer cash in lieu of any fractional Share based on the Settlement Price on the relevant Valuation Date.

Share Delivery Quantity:	For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date for such Settlement Date.

Net Share Settlement Amount:	For any Settlement Date, an amount equal to the product of (i) the number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential for the relevant Valuation Date and (iii) the Warrant Entitlement.

Settlement Price:	For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page WMGI <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent). Notwithstanding the foregoing, if (i) any Expiration Date is a Disrupted Day and (ii) the Calculation Agent determines that such Expiration Date shall be an Expiration Date for fewer than the Daily Number of Warrants, as described above, then the Settlement Price for the relevant Valuation Date shall be the volume-weighted average price per Share on such Valuation Date on the Exchange, as determined by the Calculation Agent based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Valuation Date for which the Calculation Agent determines there is no Market Disruption Event.

Settlement Dates:	As determined pursuant to Section 9.4 of the Equity Definitions, subject to Section 9(k)(i) hereof.

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11 (except that, with respect to any Private Placement Settlement, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Seller is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled.” “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to that Warrant.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Dealer may be, upon delivery, subject to restrictions and limitations arising from Issuer’s status as issuer of the Shares under applicable securities laws.

3. Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Method of Adjustment:	Calculation Agent Adjustment. For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may make adjustments, if any, to any one or more of the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement. Notwithstanding the foregoing, any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed by Section 9(f) of this Confirmation in lieu of Article 10 or Section 11.2(c) of the Equity Definitions.

Extraordinary Events applicable to the Transaction:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended (a) by deleting the text in clause (i) thereof in its entirety (including the word “and” following clause (i)) and replacing it with the phrase “publicly quoted, traded or listed (or whose related depositary receipts are publicly quoted, traded or listed) on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)” and (b) by inserting immediately prior to the period the phrase “and (iii)(x) of an entity or person that is (1) at or prior to the Tornier Merger Transaction, a corporation or limited liability company that is treated, or, if disregarded for U.S. federal income tax purposes, its regarded owner is treated, as a “United States person” under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (any such corporation or limited liability company being referred to hereinafter as a “U.S. Entity”) that also becomes Company under the Transaction following such Merger Event or Tender Offer, or (2) after the Tornier Merger Transaction, a (I) Dutch public limited company, (II) U.S. Entity or (III) solely in the case of a Non-US Merger Transaction in respect of which Company and Issuer have satisfied all of the requirements set forth in Sections 9(a) and 9(y) below, a corporation or entity treated as a corporation for U.S. federal income tax purposes organized and existing under the laws of the Islands of Bermuda, the Netherlands, Belgium, Switzerland, Luxembourg, the Republic of Ireland, Canada or the United Kingdom), in each case of this clause (2), that also becomes Company under the Transaction following such Merger Event or Tender Offer or (y) of Wright Medical Group N.V. solely in the case where (1) such Merger Event constitutes the Permitted Tornier Merger Transaction, (2) Company following such Merger Event is a corporation organized under the laws of the United States, any State thereof or the District of Columbia that is a wholly-owned subsidiary of Issuer following such Merger Event and (3) Issuer following such Merger Event is a Dutch public limited company or an entity treated as a corporation for U.S. federal income tax purposes organized and existing under the laws of the

Netherlands, in either case, that has executed and delivered to Dealer an amendment to this Confirmation substantially in the form of Exhibit A hereto”.

The “Permitted Tornier Merger Transaction” means either (1) the occurrence of the Tornier Merger Transaction consummated pursuant to the merger agreement by and among Wright Medical Group, Inc., Tornier, N.V. (“Tornier”, which will be known as Wright Medical Group N.V. at and after the Effective Time of the Tornier Merger Transaction), Trooper Holdings Inc. and Trooper Merger Sub Inc. dated as of October 27, 2014 without giving effect to any amendment, waiver or other adjustment to or other modification or change of the terms of (including, without limitation, any change in the number of Tornier ordinary shares included in the consideration per share of Company common stock specified therein but excluding, for the avoidance of doubt, any such waiver, modification, change or adjustment that does not affect the structure of the merger, the nature or amount of any merger consideration or the corporate form and jurisdiction of the parties specified therein) such merger agreement or (2) any other merger transaction between the Company and Tornier or a Tornier subsidiary where each of the following conditions is satisfied:

(i)	at the Effective Time of the Tornier Merger Transaction, Tornier is a Dutch public limited company or an entity treated as a corporation for U.S. federal income tax purposes organized and existing under the laws of the Netherlands;

(ii)	at least 90% of the consideration received or to be received by the Company’s common stockholders, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with the Tornier Merger Transaction consists of Tornier ordinary shares listed on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors);

(iii)

The Company issues (or cause Tornier to issue) a press release announcing the occurrence of the Tornier Merger Transaction and the resulting changes to the Indenture and the Notes (including the changes to the “Conversion Rate” (as defined in the Indenture)) prior to the opening of the regular trading session for the Tornier ordinary shares immediately following the Effective Time of the Tornier Merger Transaction.

A “Tornier Merger Transaction” means the merger of Trooper Merger Sub, Inc., a wholly-owned subsidiary of Tornier, N.V., with and into Company.

The “Effective Time” means the date on which the Tornier Merger Transaction occurs or becomes effective.

Consequence of Merger Events:

Merger Event:

Applicable; provided, however, that if an event occurs that constitutes both a Merger Event under Section 12.1(b) of the Equity Definitions and an Additional Termination Event under Section 9(h)(ii)(B) of this Confirmation, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.2 of the Equity Definitions or Section 9(h)(ii)(B) will apply.

Notwithstanding Section 12.2 and 12.3 of the Equity Definitions, Cancellation and Payment (Calculation Agent Determination) will not apply to the Permitted Tornier Merger Transaction pursuant to Section 12.2(b) or Section 12.3(a). Notwithstanding anything to the contrary herein or in the Equity Definitions, solely in respect of the Permitted Tornier Merger Transaction, the Calculation Agent shall be permitted to adjust only the following terms of the Transaction in good faith and in a commercially reasonable manner (it being understood that the Calculation Agent will not adjust any of the following terms to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction): the nature of the Shares, Strike Price, Number of Warrants, Warrant Entitlement, the Daily Number of Warrants, the numbers of Shares set forth in Section 9(b), the Exchange and the Bloomberg page specified in the definition of “Settlement Price”.

Notwithstanding anything to the contrary herein or in the Equity Definitions, in respect of the Tornier Merger Transaction, Dealer may elect for Modified Calculation Agent Adjustment to apply (for the avoidance of doubt, subject to the immediately preceding paragraph) and for the “Shares” hereunder to be comprised solely of ordinary shares of Tornier, in each case, regardless of whether the Tornier Merger Transaction constitutes a Share-for-Share Merger Event.

Except to the extent expressly set forth herein, the Permitted Tornier Merger Transaction shall not give rise to a Termination Event, Cancellation and Payment or Event of Default hereunder.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Dealer may elect, in its commercially reasonable judgment, Component Adjustment (Calculation Agent Determination) for all or any portion of the Transaction.

Consequence of Tender Offers:

Tender Offer:	Applicable, subject to the second, third and fourth paragraphs under “Merger Event” above; provided, however, that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and Additional Termination Event under Section 9(h)(ii)(A) of this Confirmation, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Equity Definitions or Section 9(h)(ii)(A) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Announcement Event:	If an Announcement Date occurs in respect of a Merger Event (for the avoidance of doubt, determined without regard to the language in the definition of “Merger Event” following the definition of “Reverse Merger” therein) or Tender Offer (such occurrence, an “Announcement Event”), then on the earliest of the Expiration Date, Early Termination Date or other date of cancellation (the “Announcement Event Adjustment Date”) in respect of each Warrant, the Calculation Agent will determine the economic effect on such Warrant of the Announcement Event (regardless of whether the Announcement Event actually results in a Merger Event or Tender Offer, and taking into account such factors as the Calculation Agent may determine, including, without limitation, changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Transaction whether prior to or after the Announcement Event or for any period of time, including, without limitation, the period from the Announcement Event to the relevant Announcement Event Adjustment Date); provided that, no Announcement Date related to the Permitted Tornier Merger Transaction shall constitute or be deemed to constitute an Announcement Event (it being understood, for the avoidance of doubt, that this proviso will not limit or restrict any adjustment in respect of an Announcement Date related to a Merger Event or Tender Offer involving Tornier other than the Permitted Tornier Merger Transaction). If the Calculation Agent determines that such economic effect on any Warrant is material, then on the Announcement Event Adjustment Date for such Warrant, the Calculation Agent may make such adjustment to the exercise, settlement, payment or any other terms of such Warrant as the Calculation Agent determines appropriate to account for such economic effect, which adjustment shall be effective immediately prior to the exercise, termination or cancellation of such Warrant, as the case may be.

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (iii) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, and (iv) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof.

Nationalization, Insolvency or Delisting:
Cancellation and Payment (Calculation Agent Determination); provided, however, that the Permitted Tornier Merger Transaction shall not constitute or be deemed to constitute a Nationalization, Insolvency or Delisting; provided, further, that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the word “Shares” with the phrase “Hedge Positions” in clause (X) thereof and (ii) inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof.

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable, subject to the last sentence of Section 9(h)(ii)(G); provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable, subject to the last sentence of Section 9(h)(ii)(G).

Loss of Stock Borrow:	Applicable, subject to the last sentence of Section 9(h)(ii)(G).

Maximum Stock Loan Rate:	100 basis points

Increased Cost of Stock Borrow:	Applicable, subject to the last sentence of Section 9(h)(ii)(G).

Initial Stock Loan Rate:	25 basis points

Hedging Party:	For all applicable Additional Disruption Events, Dealer; provided, however, that all calculations, adjustments, specifications, choices and determinations by Dealer acting in its capacity as the Hedging Party shall be made in good faith and in a commercially reasonable manner (it being understood that Hedging Party will be subject to the requirements of the second paragraph under “Calculation Agent” below).

Determining Party:	For all applicable Extraordinary Events, Dealer; provided, however, that all calculations, adjustments, specifications, choices and determinations by Dealer acting in its capacity as the Determining Party shall be made in good faith and in a commercially reasonable manner (it being understood that Determining Party will be subject to the requirements of the second paragraph under “Calculation Agent” below).

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent. Dealer. All calculations, adjustments, specifications, choices and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. The parties agree that they will work reasonably to resolve any disputes as set forth in the immediately following paragraph.

In the case of any calculation, adjustment or determination by the Hedging Party, the Determining Party or the Calculation Agent, following any written request from Issuer, the Hedging Party, the Determining Party or the Calculation Agent, as the case may be, shall promptly provide to Issuer a written explanation describing in reasonable detail the basis for such calculation, adjustment or determination (including any quotation, market data or information from internal or external sources used in making such calculation, adjustment or determination, but without disclosing any proprietary models or other information that may be proprietary or confidential). If Issuer promptly disputes such calculation, adjustment or determination in writing and provides reasonable detail as to the basis for such dispute, the Calculation Agent shall, to the extent permitted by applicable law, discuss the dispute with Issuer in good faith.

5. Account Details.

(a)	Account for payments to Company:

Bank: Bank of America
ABA#: 026 009 593
Acct No.: 003782153049
Acct Name:	Wright Medical Technology, Inc.
5677 Airline Road
Arlington, TN 38002

Wiring Instructions where Applicable:

Bank: Bank of America
ABA#: 064-000-020
Internal Acct No.: 003782153049
Beneficiary: Wright Medical Technology, Inc.

(b)	Account for payments to Dealer:

Bank:	JPMorgan Chase Bank, N.A.
ABA#:	021000021
Acct No.:	099997979
Beneficiary:	JPMorgan Chase Bank, N.A. New York
Ref:	Derivatives

DTC 0060

Account for delivery of Shares to Dealer:

To be advised.

6. Offices.

(a)	The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: London

JPMorgan Chase Bank, National Association

London Branch

25 Bank Street

Canary Wharf

London E14 5JP

England

7. Notices.

(a)	Address for notices or communications to Company:

Wright Medical Technology, Inc. | Legal

Attention: James A. Lightman | Sr. Vice President, General Counsel and

Secretary

Telephone No.: (901) 867-4743

Facsimile No.: (901) 867-4398

Email: jim.lightman@wmt.com

With a copy to:

Ropes & Gray LLP

Attention: Isabel Dische, Esq. and Thomas Holden, Esq.

Telephone No: (212) 596-9000

Facsimile No: (212) 596-9090

Email: isabel.dische@ropesgray.com & thomas.holden@ropesgray.com

(b)	Address for notices or communications to Dealer:

JPMorgan Chase Bank, National Association

EDG Marketing Support

Email:	edg_notices@jpmorgan.com edg_ny_corporate_sales_support@jpmorgan.com
Facsimile No:	1-866-886-4506

J.P. Morgan Securities LLC,

383 Madison Ave,

New York, NY 10179

8. Representations and Warranties of Company.

Each of the representations and warranties of Company set forth in Section 3 of the Purchase Agreement (the “Purchase Agreement”), dated as of February 9, 2015, between Company and J.P. Morgan Securities LLC, as representative of the Initial Purchasers party thereto (the “Initial Purchasers”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Company hereby further represents and warrants to Dealer on the date hereof, on and as of the Premium Payment Date and, in the case of the representations in Section 8(d), at all times until termination of the Transaction, that:

(a)	Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Company’s part; and this Confirmation has been duly and validly executed and delivered by Company and constitutes its valid and binding obligation, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Company hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound or to which Company or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Company of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)	A number of Shares equal to the Maximum Number of Shares (as defined below) (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Issuer. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrants following the exercise of the Warrants in accordance with the terms and conditions of the Warrants, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights and the Warrant Shares shall upon issuance (subject to notice of issuance) be accepted for listing or quotation on the Exchange.

(e)	Company is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f)	Company is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18) (C) of the Commodity Exchange Act).

(g)	Company and each of its affiliates are not, on the date hereof, in possession of any material non-public information with respect to Company or the Shares.

(h)

No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity), except for the reporting requirements of the Exchange Act and rules promulgated thereunder, or, at and after the Tornier Merger Transaction, the reporting or registration requirements of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969), in each case, as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(i)	Company (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

9. Other Provisions.

(a)	Opinions. In connection with the entry into or consummation of any Non-US Merger Transaction (as defined below) (other than the Permitted Tornier Merger Transaction), Issuer shall deliver to Dealer an opinion of counsel (subject to customary qualifications, assumptions and exceptions), dated as of the date of such Non-US Merger Transaction, with respect to the matters set forth in Sections 8(a), 8(b), 8(c) and 8(d) of this Confirmation (as if references therein to (i) “execute, deliver” were replaced with “assume”, (ii) “execution, delivery” and “execution and delivery” were replaced with “assumption” and (iii) “executed and delivered” were replaced with “assumed”). “Non-US Merger Transaction” means any Merger Event, reincorporation of Issuer, corporate inversion of Issuer or similar transaction pursuant to which (x) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (y) the Issuer following such Merger Event, reincorporation of Issuer or corporate inversion of Issuer is organized in a jurisdiction other than the United States, any State thereof or the District of Columbia.

(b)

Repurchase Notices. Issuer shall, on any day on which Issuer effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares on such day, subject to any adjustments provided herein, is (i) less than 49,032,912 (in the case of the first such notice) or (ii) thereafter more than 1,880,680 less than the number of Shares included in the immediately preceding Repurchase Notice. Issuer agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an

Indemnified Person actually may become subject to, as a result of Issuer’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Issuer in writing, and Issuer, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Issuer may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Issuer shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Issuer agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Issuer shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Issuer under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Regulation M. Issuer is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Issuer, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Issuer shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)	No Manipulation. Issuer is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)

Transfer or Assignment. Company may not transfer any of its rights or obligations under the Transaction without the prior written consent of Dealer; provided, however, without limitation of any other provision hereof, that the consummation of the Permitted Tornier Merger Transaction shall not be deemed to be a transfer or assignment of the Company’s rights and obligations under the Transaction. Dealer may, without Company’s or Issuer’s (if other than Company) consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party; provided, however, that the transferee or assignee shall not be entitled to receive any greater payment of additional amounts under Section 2(d)(i)(4) of the Agreement than Dealer would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Tax Law that occurs after the date of the transfer or assignment. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Warrant Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Warrants to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants underlying the Terminated Portion, (2) Company were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(j) shall apply to any amount that is payable by Company to Dealer pursuant to this sentence as if Company was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Warrants and the Warrant Entitlement and (2) the aggregate number of Shares underlying any other warrants purchased by Dealer from Company or Issuer, as applicable, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”)

under any law, rule, regulation, regulatory order or organizational documents or contracts of Issuer that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Company or Issuer, as applicable, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company or Issuer (if other than Company) to the extent of any such performance.

(f)	Dividends. If at any time during the period from and including the Effective Date, to and including the last Expiration Date, an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), then the Calculation Agent will adjust any of the Strike Price, Number of Warrants, Daily Number of Warrants and/or any other variable relevant to the exercise, settlement or payment of the Transaction to preserve the fair value of the Warrants to Dealer after taking into account such dividend.

(g)	Role of Agent. Each party agrees and acknowledges that (i) J.P. Morgan Securities LLC, an affiliate of JPMorgan (“JPMS”), has acted solely as agent for Dealer and not as principal with respect to the Transaction and (ii) JPMS has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of the Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under the Transaction. For the avoidance of doubt, any performance by Dealer of its obligations hereunder solely to JPMS shall not relieve Dealer of such obligations. Any performance by Counterparty of its obligations (including notice obligations) through or by means of JPMS’ agency for Dealer shall constitute good performance of Counterparty’s obligations hereunder to Dealer.

(h)	Additional Provisions.

(i)	Amendments to the Equity Definitions:

(A)	Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “an”; and adding the phrase “or Warrants” at the end of the sentence.

(B)	Section 11.2(c) of the Equity Definitions is hereby amended by (w) replacing the words “a diluting or concentrative” with “an” in the fifth line thereof, (x) adding the phrase “or Warrants” after the words “the relevant Shares” in the same sentence, (y) deleting the words “diluting or concentrative” in the sixth to last line thereof and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(C)	Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “a material”; and adding the phrase “or Warrants” at the end of the sentence.

In addition, it shall constitute a Potential Adjustment Event if on any day during the period from and including the Trade Date, to and including the final Expiration Date, Company or Tornier makes a public announcement of any transaction or event, or any change to the contemplated terms of the Tornier Merger Transaction or any other previously announced transaction or event (including, without limitation, any change to the “Exchange Ratio” contemplated pursuant to the Tornier Merger Transaction), that, in the reasonable opinion of Dealer would, upon consummation of such transaction or upon the occurrence of such event, as applicable, and after giving effect to any applicable adjustments hereunder (including, without limitation, any applicable adjustment in respect of the Tornier Merger Transaction), cause the amount in EUR equal to the product of (i) a number of Shares equal to the Number of Warrants multiplied by the Warrant Entitlement and (ii) the par value per ordinary share of Tornier to exceed EUR 165,305.00 (the amount of any such excess, the “Relevant Excess Amount”).

In making adjustments in respect of a Potential Adjustment Event occurring pursuant to the immediately preceding paragraph, Company acknowledges and agrees that Dealer may take into account the economic cost to Dealer of the Relevant Excess Amount; provided that, Company may elect to pay to Dealer, within three Currency Business Days of notice of the relevant adjustment to Company, an amount in EUR equal to the Relevant Excess Amount, in which case Dealer shall not make such adjustment to the extent it reflects the economic cost to Dealer of the Relevant Excess Amount.

(D)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(E)	Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(x)	deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(y)	replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(F)	Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(x)	adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(y)	(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other.” and (4) deleting clause (X) in the final sentence.

(ii)

Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to the Transaction, (1) Dealer shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, (2) Company shall be deemed the sole Affected Party with respect to such Additional Termination Event and (3) the Transaction, or, at the election of Dealer in its reasonable discretion, any portion of the Transaction, shall be deemed the sole Affected Transaction; provided that if Dealer so designates an Early

Termination Date with respect to a portion of the Transaction, (a) a payment shall be made pursuant to Section 6 of the Agreement as if an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants included in the terminated portion of the Transaction, and (b) for the avoidance of doubt, the Transaction shall remain in full force and effect except that the Number of Warrants shall be reduced by the number of Warrants included in such terminated portion:

(A)	A “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Issuer or its subsidiaries files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the common equity of Issuer representing more than 50% of the voting power of such common equity. The Permitted Tornier Merger Transaction will not constitute an Additional Termination Event pursuant to this clause (A).

(B)

Consummation of (I) any recapitalization, reclassification or change of the Shares (other than changes resulting from a subdivision or combination), including resulting from the Tornier Merger Transaction (except if it constitutes the Permitted Tornier Merger Transaction), as a result of which the Shares would be converted into, or exchanged for, stock, other securities, other property or assets; (II) any share exchange, consolidation or merger of Issuer pursuant to which the Shares will be converted into cash, securities or other property; or (III) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Issuer and its subsidiaries, taken as a whole, to any person other than one of Issuer’s subsidiaries; provided, however, that a transaction or transactions described in this clause (B) shall not constitute an Additional Termination Event pursuant to this clause (B), if at least 90% of the consideration received or to be received by holders of the Shares, excluding cash payments for fractional Shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock (1) a U.S. Entity or (2) a corporation or entity treated as a corporation for U.S. federal income tax purposes organized and existing under the laws of the Islands of Bermuda, the Netherlands, Belgium, Switzerland, Luxembourg, the Republic of Ireland, Canada or the United Kingdom, in each case, that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions, the reference property for the Shares becomes such consideration, excluding cash payments for fractional Shares. For purposes of the exception described in the immediately preceding proviso, any transaction or event described under both clause (A) above and this clause (B) will be evaluated solely under this clause (B). The Permitted Tornier Merger Transaction will not constitute an Additional Termination Event pursuant to this clause (B).

(C)	Default by the Issuer or any of its subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25 million in the aggregate of the Issuer and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being accelerated and declared due and payable prior to its stated maturity date or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable (after the expiration of any applicable grace period) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; provided, however, the acceleration of any indebtedness of Parent as a result of the Permitted Tornier Merger Transaction shall not constitute an Additional Termination Event pursuant to this clause (C) if such accelerated indebtedness is repaid in full within 50 calendar days .

(D)	Certain events of bankruptcy, insolvency, or reorganization of the Issuer or any of its significant subsidiaries as defined in Article 1, Rule 1-02 of Regulation S-X.

(E)	The Tornier Merger Transaction is consummated but (i) does not constitute the Permitted Tornier Merger Transaction, (ii) occurs on or after the Cut-Off Date (as defined below) or (iii) within 90 calendar days of the Effective Time of the Tornier Merger Transaction, Tornier has not fully and unconditionally guaranteed on a senior basis the Company’s obligations under the Indenture to be dated February 13, 2015 between Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”) and the Company’s 2.00% Cash Convertible Senior Notes due 2020 (the “Notes”). The “Cut-Off Date” shall mean 5:00 p.m., New York City time, on September 30, 2015, which date may be extended by the Company in its sole discretion by written notice to Dealer (which notice contains a representation and warranty from Company that Company and each of its affiliates are not, on the date thereof, in possession of any material non-public information with respect to Company or the Shares) to a date not beyond December 31, 2015.

(F)	At or after the Effective Time of the Tornier Merger Transaction, the Company ceases to be, (1) a U.S. Entity, or (2) a corporation or entity treated as a corporation for U.S. federal income tax purposes organized and existing under the laws of the Islands of Bermuda, the Netherlands, Belgium, Switzerland, Luxembourg, the Republic of Ireland, Canada or the United Kingdom.

(G)	Within 90 calendar days of the Effective Time of the Tornier Merger Transaction, each of the Company and Wright Medical Group N.V. has not executed and delivered to Dealer an amendment to this Confirmation substantially in the form set forth in Exhibit A hereto and/or has not delivered to Dealer the legal opinions required thereunder. For the avoidance of doubt, none of a Hedging Disruption, Increased Cost of Hedging, Loss of Stock Borrow and/or Increased Cost of Stock Borrow shall occur solely as a result of Dealer not receiving such executed amendment and legal opinions as of any day prior to the end of such 90 calendar day period.

(H)	Dealer, despite using commercially reasonable efforts, is unable or reasonably determines that it is impractical or illegal, to hedge its exposure with respect to the Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer).

(i)	No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral. Obligations under the Transaction shall not be set off by either party against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise. For the avoidance of doubt, in the event of bankruptcy or liquidation of either Company or Dealer, neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

(j)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.

(i)

If, in respect of the Transaction, an amount is payable by Company to Dealer, (A) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (B) pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Obligation”), Company shall satisfy the Payment

Obligation by the Share Termination Alternative (as defined below), unless (a) Company gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Company remakes the representation set forth in Section 8(g) as of the date of such election and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Company shall deliver to Dealer the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, subject to Section 9(k)(i) below, in satisfaction, subject to Section 9(k)(ii) below, of the relevant Payment Obligation, in the manner reasonably requested by Dealer free of payment.

Share Termination Delivery Property:
A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the relevant Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price (without giving effect to any discount pursuant to Section 9(k)(i)).

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in Section 9(k)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in Section 9(k)(ii) below, notwithstanding the foregoing, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable. The Calculation Agent shall notify Company of the Share Termination Unit Price at the time of notification of such Payment Obligation to Company or, if applicable, at the time the discounted price applicable to the relevant Share Termination Units is determined pursuant to Section 9(k)(i).

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event. If such Nationalization, Insolvency or Merger Event involves a choice of Exchange Property to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(k)	Registration/Private Placement Procedures. If, in the reasonable opinion of Dealer, following any delivery of Shares or Share Termination Delivery Property to Dealer hereunder, such Shares or Share Termination Delivery Property would be in the hands of Dealer subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Issuer, unless Dealer waives the need for registration/private placement procedures set forth in (i) and (ii) below. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Issuer shall elect, prior to the first Settlement Date for the first applicable Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all remaining Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder.

(i)	If Issuer elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Issuer shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Issuer may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Issuer to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(j) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Dealer hereunder. Notwithstanding anything to the contrary in the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Dealer to Issuer, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(j) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).

(ii)

If Issuer elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Issuer shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Dealer. If Dealer, in its reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If Dealer is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to Section 9(j) above or (y) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the earliest of (i) the Exchange Business Day on which Dealer completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above), (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144 (or any similar provision then in force) or Rule 145(d)(2) (or any similar provision then in force) under the Securities Act. If the Payment Obligation exceeds the realized net proceeds from such resale, Issuer shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following such resale the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on such day (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Issuer elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Issuer deliver a number of Restricted Shares greater than the Maximum Number of Shares.

(iii)

Without limiting the generality of the foregoing, Issuer agrees that (A) any Restricted Shares delivered to Dealer may be transferred by and among Dealer and its affiliates and Issuer shall effect such transfer without any further action by Dealer and (B) after the period of 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144 (C) under the Securities Act are not satisfied with respect to Issuer) has elapsed in respect of any Restricted Shares delivered to Dealer, Issuer shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon request by Dealer (or such affiliate of Dealer) to Issuer or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer). Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Issuer herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Issuer, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.

(iv)	If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Issuer shall be the Defaulting Party.

(l)	Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer may not exercise any Warrant hereunder or be entitled to take delivery of any Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant hereunder, to the extent (but only to the extent) that, after such receipt of any Shares upon the exercise of such Warrant or otherwise hereunder (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Dealer gives notice to Company that, after such delivery, (i) the Section 16 Percentage would not exceed 7.5%, and (ii) the Share Amount would not exceed the Applicable Share Limit.

(m)	Share Deliveries. Notwithstanding anything to the contrary herein, Issuer agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary.

(n)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(p)	Maximum Share Delivery.

(i)	Notwithstanding any other provision of this Confirmation, the Agreement or the Equity Definitions, in no event will Company at any time be required to deliver a number of Shares greater than two times the Number of Warrants (the “Maximum Number of Shares”) to Dealer in connection with the Transaction, subject to the provisions regarding Deficit Shares in Section 9 (p)(ii).

(ii)	In the event Issuer shall not have delivered to Dealer the full number of Shares or Restricted Shares otherwise deliverable by Issuer to Dealer pursuant to the terms of the Transaction because Issuer has insufficient authorized but unissued Shares (such deficit, the “Deficit Shares”), Issuer shall be continually obligated to deliver, from time to time, Shares or Restricted Shares, as the case may be, to Dealer until the full number of Deficit Shares have been delivered pursuant to this Section 9(p)(ii), when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved or (C) Issuer additionally authorizes any unissued Shares that are not reserved for other transactions; provided that in no event shall Issuer deliver any Shares or Restricted Shares to Dealer pursuant to this Section 9(p)(ii) to the extent that such delivery would cause the aggregate number of Shares and Restricted Shares delivered to Dealer to exceed the Maximum Number of Shares. Issuer shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares or Restricted Shares, as the case may be, to be delivered) and promptly deliver such Shares or Restricted Shares, as the case may be, thereafter.

(q)

Right to Extend. Dealer may postpone or add, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more

Expiration Dates) if Dealer determines, in good faith and in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect transactions with respect to Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(r)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Issuer with respect to the Transaction that are senior to the claims of common stock shareholders of Issuer in any Dutch or United States bankruptcy proceedings of Issuer; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Issuer of its obligations and agreements with respect to the Transaction other than during any such bankruptcy proceedings; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(s)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(t)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(u)

Agreements and Acknowledgements Regarding Hedging. Issuer understands, acknowledges and agrees that: (A) at any time on and prior to the last Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Prices, each in a manner that may be adverse to Issuer.

(v)	Early Unwind. In the event the sale of the “Underwritten Securities” (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Company under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Company represents and acknowledges to the other that, subject to the proviso included in this Section 9(v), upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(w)	Payment by Dealer. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Dealer owes to Company an amount calculated under Section 6(e) of the Agreement, or (ii) Dealer owes to Company, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(x)	Designation of Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Company or Issuer, as applicable, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company to the extent of any such performance.

(y)

Non-US Merger Transactions. Issuer shall not enter into or consummate any Non-US Merger Transaction unless the successor Issuer immediately following such Non-US Merger Transaction either (x) repeats to Dealer immediately following such Non-US Merger Transaction the representations and warranties set forth in Sections 8(a), 8(b), 8(c) and 8(d) of this Confirmation (as if references therein to (i) “execute, deliver” were replaced with “assume”, (ii) “execution, delivery” and “execution and delivery” were replaced with “assumption” and (iii) “executed and delivered” were replaced with “assumed”) or (y) solely in the case of the Tornier Merger Transaction, executes and delivers to Dealer an amendment to this Confirmation substantially in the form of Exhibit A hereto within the time period set forth under Section 9(h)(ii)(G) above. For the avoidance of doubt, clause (x) of this paragraph shall not apply to the Permitted Tornier Merger Transaction.

Notwithstanding anything to the contrary in this Confirmation if (a) at or prior to the Tornier Merger Transaction, (1) Issuer enters into or consummates any Non-US Merger Transaction pursuant to which Issuer following such Non-US Merger Transaction is not a U.S. Entity (or, solely in the case of the Tornier Merger Transaction that occurs prior to the Cut-Off Date, not a Dutch public limited company or an entity treated as a corporation for U.S. federal income tax purposes organized and existing under the laws of the Netherlands), (2) Company ceases to be a corporation organized under the laws of the United States, any State thereof or the District of Columbia that is Issuer (except solely as a result of the Tornier Merger Transaction that occurs prior to the Cut-Off Date), or (3) Issuer enters into or consummates any Non-US Merger Transaction and does not comply with the requirements of the immediately previous paragraph of this Section 9(y), or (b) after the Tornier Merger Transaction, (1) Issuer enters into or consummates any Non-US Merger Transaction pursuant to which Issuer following such Non-US Merger Transaction is organized under the laws of a jurisdiction other than the Islands of Bermuda, the Netherlands, Belgium, Switzerland, Luxembourg, the Republic of Ireland, Canada or the United Kingdom that also becomes Company hereunder, (2) Company ceases to be Issuer or (3) Issuer enters into or consummates any Non-US Merger Transaction and does not comply with the requirements of the immediately previous paragraph of this Section 9(y), then, in any such case of clauses (a) and (b), such transaction or event shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Company shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

If, at any time following the occurrence of any Non-US Merger Transaction (other than the Permitted Tornier Merger Transaction), Dealer determines in good faith that (x) such Non-US Merger Transaction has had an adverse effect on Dealer’s rights and obligations under the Transaction or (y) Dealer would incur an increased amount of tax, duty, expense or fee to (1) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the economic risk of entering into and performing its obligations with respect to the Transaction, or (2) realize, recover or remit the proceeds of any such transaction(s) or asset(s) (each of the events described in clause (x) and clause (y) above, a “Non-US Merger Event”), then, in either case, Dealer shall give notice to Company of such Non-US Merger Event. Concurrently with delivering such notice, Dealer shall give notice to Company of a Price Adjustment that Dealer reasonably and in good faith determines appropriate to account for the economic effect on the Transaction of such Non-US Merger Event (unless Dealer determines that no Price Adjustment will produce a commercially reasonably result, in which case Dealer shall so notify Company). Unless Dealer determines in good faith that no Price Adjustment will produce a commercially reasonably result, within one Scheduled Trading Day of receipt of such notice, Company shall notify Dealer that it elects to (A) agree to amend the Transaction to take into account such Price Adjustment or (B) pay Dealer an amount determined by Dealer that corresponds to such Price Adjustment (and, in each case, Company shall repeat the representation set forth in Section 8(g) of this Confirmation (which representation is confirmed to Dealer in writing by Issuer, if other than Company) as of the date of such election). If Company fails to give such notice to Dealer of its election in accordance with the foregoing by the end of that first Scheduled Trading Day, or if Dealer determines that no Price Adjustment will produce a commercially reasonably result, then such failure or such determination, as the case may be, shall constitute an Additional Termination Event applicable to the Transaction (it being understood that in the case of a Non-US Merger Event solely pursuant to clause (x) of the definition thereof, such determination shall constitute an Additional Termination Event only if the relevant adverse effect may have a material impact on Dealer’s rights and obligations under the Transaction, as determined by Dealer in good faith) and, with respect to such Additional Termination Event, (1) Company shall be deemed to be the sole Affected Party, (2) the Transaction shall be the sole Affected Transaction and (3) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

For the avoidance of doubt, the parties hereto agree and acknowledge that (I) the occurrence of an Non-US Merger Event shall not preclude the occurrence of one or more additional, subsequent Non-US Merger Events and (II) if a Non-US Merger Event occurs, Dealer will determine, in its sole discretion, whether to exercise its rights under the provisions of this Section 9(y) and/or the rights and remedies of Dealer and its affiliates under any other provision of this Confirmation, the Equity Definitions and the Agreement.

(z)	Changes to Par Value. Company will promptly notify Dealer of any change to the par value of the ordinary shares of Tornier.

(aa)	Non-Occurrence of Tornier Merger Transaction. If as of the Cut-Off Date both (i) the Tornier Merger Transaction has not occurred and (ii) equity securities issued by a Dutch public limited company or an entity treated as a corporation for U.S. federal income tax purposes organized and existing under the laws of the Netherlands have not otherwise become included in the “Shares” hereunder, then Dealer will, within 3 Currency Business Days of the Cut-Off Date, pay to Company an amount in EUR equal to EUR 165,305.00.

Dealer shall be obliged to make the Par Value Payment to the extent set forth in Section 1(b) of an amendment to this Confirmation substantially in the form of Exhibit A hereto (it being understood that Dealer will not be obliged to make such Par Value Payment to the extent Dealer makes the payment required pursuant to the immediately preceding paragraph).

(bb)	Certain Restricted Transactions. During the period commencing on, and including, the Trade Date and ending when Wright Medical Group N.V. executes and delivers to Dealer an amendment to this Confirmation substantially in the form set forth in Exhibit A hereto, Company shall not, without Dealer’s prior written consent, sell, convey, transfer, lease or otherwise dispose of a material amount of its, or its subsidiaries’, properties or assets to Tornier or its affiliates provided, however, that nothing in this subsection (bb) shall require the consent of the Dealer to consummate the Permitted Tornier Merger Transaction. For purposes of the preceding sentence, a material amount of the Company’s, or its subsidiaries’, properties or assets shall be deemed to be 15% or more on an aggregated basis of the Company’s and its subsidiaries’ properties and assets.

(cc)	Notice of Certain Events. Promptly following the public announcement by Issuer of any Potential Adjustment Event, Company shall notify Dealer of such public announcement; provided, however, that Company’s failure to notify Dealer of such public announcement shall not constitute an Event of Default or Termination Event to the extent Company pays to Dealer an amount in EUR equal to the Relevant Excess Amount, if any, corresponding to such Potential Adjustment Event.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to J.P. Morgan Securities LLC, 383 Madison Ave, New York, NY 10179, and by email to EDG_Notices@jpmorgan.com and EDG_NY_Corporate_Sales_Support@jpmorgan.com.

Very truly yours,

J.P. MORGAN SECURITIES LLC, AS AGENT FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Santosh Sreenivasan
Authorized Signatory
Name:	Santosh Sreenivasan

Accepted and confirmed

as of the Trade Date:

WRIGHT MEDICAL GROUP, INC.

By:	/s/ Lance A. Berry
Name:	Lance A. Berry
Title:	Senior Vice President and Chief Financial Officer

AMENDMENT TO THE WARRANT CONFIRMATION

Date:	[ ]

From:	JPMorgan Chase Bank, National Association (“Dealer”) London Branch 25 Bank Street Canary Wharf London E14 5JP England

To:

Wright Medical Group, Inc. (“Company”)

5677 Airline Road,

Arlington, TN 38002

Attention: James A. Lightman | Sr. Vice President, General Counsel and Secretary

Telephone No.: (901) 867-4743

Facsimile No.: (901) 867-4398

And

[Wright Medical Group N.V.] Prins Bernhardplein 200 1097 JB Amsterdam, The Netherlands Attention: [ — ] Telephone No.: [ — ] Facsimile No.: [ — ]

Subject:	Amendment to the Base Warrant Confirmation dated February 9, 2015

The purpose of this Amendment to the Confirmation (this “Amendment”) is to amend certain terms and conditions of the Transaction (as defined below). Reference is made to the letter agreement dated as of February 9, 2015 (the “Confirmation”) that confirms the terms and conditions of the Warrants issued by the Company to the Dealer as of the Trade Date, as amended hereby (the “Transaction”). Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Confirmation; provided that if such meaning is amended thereby, such amended meaning shall apply.

On [            ], 2015 at [        ] [a.m.] / [p.m.], Company and [Wright Medical Group N.V.]1 (which was previously known as Tornier N.V., the “Parent”) completed the Tornier Merger Transaction.

[1]	Global - To be conformed to the legal name of Tornier N.V. post the Tornier Merger Transaction.

In consideration of the premises and the agreements, provisions and covenants contained in this Amendment, Company, Dealer and Parent hereby agree as follows:

1.	Assignment and Assumption.

(a)	For an agreed consideration, the Company hereby assigns to the Parent, and the Parent hereby irrevocably assumes from the Company, as of the date hereof, all the obligations of Company under the Confirmation and all the obligations of the “Issuer” (with the meaning of such term amended in accordance with Section 2(a) below) under the Confirmation, provided that the representations and warranties of the Company in Section 8 of the Confirmation shall be replaced by the representations and warranties of the Parent in Section 3 of this Amendment. From and after the date hereof, Parent shall assume and succeed to the obligation of the Company to make due and punctual payment and delivery of all payment and delivery obligations under the Confirmation and the performance and observation of every covenant or other obligation on the part of the Company and/or the Issuer to be performed or observed by it.

(b)	On or prior to the Currency Business Day immediately following the date hereof, the Dealer shall transfer to the Parent a cash amount in Euros (the “Par Value Payment”) equal to the product of (i) a number of Shares equal to the Number of Warrants multiplied by the Warrant Entitlement, subject to any adjustments made to such numbers by the Calculation Agent on or prior to the date of such payment, and (ii) the par value per Share as of such date. Such Par Value Payment shall constitute an advance payment for purposes of paying up the Shares issuable upon exercise of the Warrants. Upon receipt, Parent shall reserve the Par Value Payment and apply the Par Value Payment against the obligation to pay-up the Shares upon exercise of the Warrants. To the extent that the Par Value Payment exceeds the aggregate nominal value of the Shares issued upon exercise of the Warrants, then such excess shall be regarded as share premium.

2.	Adjustments to General Terms.

The definition of “Shares” in the Confirmation is replaced in its entirety with the following new definition:

“The ordinary shares, par value [0.03]2 Euros per share, of [Wright Medical Group N.V.] (Exchange symbol “WMGI”). As a result, for the avoidance of doubt, references to “Issuer” and to “Company” throughout this Confirmation refer to [Wright Medical Group N.V.].”.

3.	Representations and Warranties.

Parent hereby represents and warrants to Dealer on the date hereof, and in the case of the representations in Section 3(a) below, at all times until termination of the Transaction that:

(a)	Parent has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction as amended by this

[2]	Global – to be conformed to the par value of the Parent’s ordinary shares on the date of the Amendment.

Amendment; such execution, delivery and performance have been duly authorized by all necessary corporate action on Parent’s part; and this Amendment has been duly and validly executed and delivered by Parent and constitutes its valid and binding obligation, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Amendment nor the incurrence or performance of obligations of Parent hereunder will conflict with or result in a breach of the articles of association of Parent, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries is bound or to which Parent or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Parent of this Amendment, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws or under the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht).

(d)	The Warrant Shares have been duly authorized and, upon payment in full of the Warrant Shares (which may include Net Share Settlement in lieu of cash) in accordance with Section 5 below and otherwise as contemplated by the terms of the Warrants following the exercise of the Warrants in accordance with the terms and conditions of the Warrants, will be validly issued, fully-paid, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights and the Warrant Shares shall upon issuance be accepted for listing or quotation on the Exchange.

(e)	Parent is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f)	Parent is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18) (C) of the Commodity Exchange Act).

(g)	Parent and each of its affiliates are not, on the date hereof, in possession of any material non-public information with respect to Parent or the Shares.

(h)	No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity), except for the reporting requirements of the Exchange Act and rules promulgated thereunder, or, at and after the Tornier Merger Transaction, the reporting or registration requirements of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969), in each case, as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(i)	Parent (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

(j)	It is a party which is able to adhere to the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) as if it were a party making the NFC Representation (as such term is defined in the NFC Representation Protocol).

4.	Other Provisions.

(a)	Opinions.

Parent shall deliver to Dealer an opinion of counsel, dated as of the date hereof, with respect to the matters set forth in Sections 3(a) through (d) of this Amendment. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)	Repurchase Notices. The first sentence of Section 9(b) of the Confirmation is replaced with the following sentence:

“Issuer shall, on any day on which Issuer effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares on such day, subject to any adjustments provided herein, is (i) less than [        ]3 million (in the case of the first such notice) or (ii) thereafter more than [        ]4 million less than the number of Shares included in the immediately preceding Repurchase Notice.”.

[3]	Insert the number of Shares outstanding that would cause Dealer’s current position in the Warrants (including the number of Warrants if the greenshoe is exercised in full, and any warrants under pre-existing warrant transactions with Issuer) to increase by 0.5%.
[4]	Insert the number of Shares that, if repurchased, would cause Dealer’s current position in the Warrants (including the number of Warrants if the greenshoe is exercised in full, and any warrants under pre-existing warrant transactions with Issuer) to increase by a further 0.5% from the threshold for the first Repurchase Notice.

(c)	Additional Termination Events. Section 9(h)(ii) of the Confirmation is hereby amended by inserting the following clause (J) at the end thereof:

(J) On any day during the period from and including the date hereof, to and including the final Expiration Date, (I) the Notional Unwind Shares (as defined below) as of such day exceeds a number of Shares equal to 90.0% of the Par Value Delivery Number, or (II) Company makes a public announcement of any transaction or event that, in the reasonable opinion of Dealer would, upon consummation of such transaction or upon the occurrence of such event, as applicable, and after giving effect to any applicable adjustments hereunder, cause the Notional Unwind Shares immediately following the consummation of such transaction or the occurrence of such event to exceed a number of Shares equal to [90.0]% of the Par Value Delivery Number. The “Notional Unwind Shares” as of any day is a number of Shares equal to (1) the amount that would be payable pursuant to Section 6 of the Agreement (determined as of such day as if an Early Termination Date had been designated in respect of the Transaction and as if the Company were the sole Affected Party and the Transaction were the sole Affected Transaction), divided by (2) the Settlement Price (determined as if such day were a Valuation Date). “Par Value Delivery Number” means a number of Shares equal to (i) the Par Value Payment divided by (ii) the par value per Share.

(d)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. Section 9(j)(b) of the Confirmation is replaced in its entirety with the following new Section 9(j)(b):

“(b) Issuer represents to Dealer that each of Issuer and its affiliates is not, as of the date of such election, in possession of any material non-public information with respect to Issuer or the Shares and”.

(e)	Status of Claims in Bankruptcy. Section 9(r) of the Confirmation is replaced in its entirety with the following new Section 9(r):

“Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Issuer with respect to the Transaction that are senior to the claims of shareholders of Issuer in any bankruptcy proceedings of Issuer; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Issuer of its obligations and agreements with respect to the Transaction other than during any such bankruptcy proceedings; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.”.

(f)	Non-Occurrence of Tornier Merger Transaction. Sections 9(aa) and 9(bb) of the Confirmation are hereby deleted in their entirety and replaced with “[Reserved]”.

(g)	Maximum Share Delivery. Section 9(p)(ii) of the Confirmation is replaced in its entirety with the following new Section 9(p)(ii):

In the event Issuer shall not have issued to Dealer the full number of Shares or Restricted Shares otherwise to be issued by Issuer to Dealer pursuant to the terms of the Transaction because Issuer has insufficient authorized capital to issue the full number of Shares or Restricted Shares (such deficit, the “Deficit Shares”), Issuer shall be continually obligated to transfer, from time to time, Shares or Restricted Shares, as the case may be, to Dealer until the full number of Deficit Shares have been transferred pursuant to this Section 9(p)(ii), when, and to the extent that Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), provided that in no event shall Issuer transfer any Shares or Restricted Shares to Dealer pursuant to this Section 9(p)(ii) to the extent that such transfer would cause the aggregate number of Shares and Restricted Shares transferred to Dealer to exceed the Maximum Number of Shares. Issuer shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares that are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date and the corresponding number of Shares or Restricted Shares, as the case may be, to be transferred) and promptly transfer such Shares or Restricted Shares, as the case may be, thereafter.

5.	Share Issue. Dealer acknowledges that to the extent (but solely to the extent) the issue of a Share hereunder would result in (i) the amount in EUR equal to the product of (x) the aggregate number of Shares issued to Dealer pursuant hereto and (y) the par value per Share to exceed (ii) the aggregate amount in EUR paid to Parent in connection with the Transaction (whether pursuant to the Par Value Payment or otherwise paid to Parent for purposes of paying up the aggregate par value of the Shares issuable upon exercise of the Warrants, and whether on the date of issue or delivery of such Share or at such prior time as Dealer may elect), Parent will not be required to issue such Share unless and until Dealer pays such amounts to the Parent as a payment (volstorting) on such Share as required to eliminate such excess or otherwise takes such steps (if any) as required under Dutch law to give effect to such issue. If any issue and/or delivery owed to Dealer under the Transaction is not made, in whole or in part, as a result of this provision, Parent’s obligation to make such issue and/or delivery shall not be extinguished and Parent shall make such issue and delivery as promptly as practicable after, but in no event later than one Business Day after, Dealer (whether on or after the original date of issue and delivery of the relevant Share) pays such amounts to the Parent as a payment (volstorting) on such Share as required under this provision to give effect to such issue or otherwise takes such steps (if any) as required under Dutch law to give effect to such issue.

6.	Scope of the Amendment. This Amendment amends solely the terms and provisions of the Transaction and the Confirmation set forth herein and nothing in this Amendment is intended or shall be construed as amending or waiving any other terms or provisions of the Transaction, the Confirmation or any other rights of the Company or Dealer under the Transaction or the Confirmation. Company, Parent and Dealer acknowledge that each of the Transaction and the Confirmation (each as amended by this Amendment) are in full force and effect and is hereby confirmed and ratified in all respects. References in the Confirmation to the Transaction or the Confirmation shall mean the Transaction or the Confirmation as amended by this Amendment.

7.	Governing Law. This Amendment will be governed by and construed in accordance with laws of the State of New York (without reference to choice of law doctrine).

8.	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction, as amended by this Amendment. Each party (i) certifies that no representative, agent or attorney of any party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into the Transaction, as amended by this Amendment, as applicable, by, among other things, the mutual waivers and certifications provided herein.

9.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Amendment and returning it to J.P. Morgan Securities LLC, 383 Madison Ave, New York, NY 10179, and by email to EDG_Notices@jpmorgan.com and EDG_NY_Corporate_Sales_Support@jpmorgan.com.

Very truly yours,

J.P. MORGAN SECURITIES LLC, AS AGENT FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Authorized Signatory
Name:

Accepted and confirmed

as of the date first written above:

WRIGHT MEDICAL GROUP, INC.

By:
Authorized Signatory
Name:

WRIGHT MEDICAL GROUP N.V.

By:
Authorized Signatory
Name: